UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Office Depot, Inc.
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Associate Q&A Updated March 9, 2015

1.	Will Office Depot release associates from relocation repayment obligations post close but before Staples releases associates? No. Only if the transaction closes and their positions are eliminated will associates be released from relocation repayment obligations.

2.	Will Office Depot release associates from relocation repayment obligations if they leave the organization before an FTC decision has been made? No. It is “business as usual” until we receive an FTC decision and close the transaction. It is important that we are focused on the success of our stand-alone business.

3.	Will there be severance packages given to associates? Severance will be provided to associates who remain with the company through date of termination as long as they remain in good standing and are terminated by the company other than for cause. Severance will be based on the current severance policy of Office Depot (not Staples) for at least one year post close. In the coming weeks, the new benefits portal (officedepot.hrintouch.com) will be populated with individual severance eligibility. Associates who have not used the portal previously will need to complete a quick registration process to gain access.

4.	What happens to PTO if my position is eliminated after the transaction closes? Please refer to Office Depot’s PTO policy for details about how PTO is treated. For those in front-load states (applies to all associates except associates working in CA, MT, MD, NE, DC and Puerto Rico), click here. For those in accrual states, click here.

5.	So what are the steps between now and the close of the transaction? There are several approvals necessary before the merger can close. Office Depot must receive shareholder approval and the deal must receive approval by the FTC and various foreign antitrust authorities. Shareholders will vote to approve the deal at our annual meeting, which should take place some time in late June. The path to FTC approval begins with a Hart Scott Rodino filing from Staples and Office Depot, which was filed on February 26th. The FTC then has 30 days to request additional information or approve the deal. We anticipate that the FTC will ask for additional information, and that request will take several months to fulfill. The transaction is also under review in a number of foreign countries, and we expect those reviews to take several months, but be complete before or by the time the FTC approves the transaction. Therefore, we expect that the deal should close by the end of 2015.

6.	What is the regulatory approval process outside of the US? The regulatory process varies by region. In addition to FTC approval in the US, the transaction will be reviewed by authorities in Canada, the European Union, Australia, New Zealand and China.

7.	Will Office Depot pay to relocate associates back to the Chicagoland area? No, relocation will not be provided for associates to return to the area they moved from.

8.	Will legacy Office Max associates with end dates and severance packages in place have those compromised as a result of this pending acquisition? No.

9.	Will jobs be eliminated through a reduction in force (RIF) before the close of the transaction or in preparation for the close? No reductions related to the Staples merger will happen prior to the close of the transaction. We will, however, continue to move forward with any reductions previously planned as part of the Office Depot/OfficeMax merger integration.

10.	Some associates are in line for promotions. Are those advancement opportunities still available? Absolutely! We will continue to promote and develop associates as we operate our business as close to business as usual as possible. In fact, we would anticipate more opportunities to promote from within. We are realistic about the possibility of losing associates during the FTC review period, which will create more opportunities internally. We also understand that it will be more difficult to hire from outside during this time providing more opportunity for internal talent development.

11.	Will there be merit increases in 2015? Yes.

12.	Are we still hiring for open positions? Yes.

13.	Will there be any immediate impact on new hires defined as those hired in the last 2 to 3 months as a result of the transaction? No.

14.	Am I allowed to connect with and/or follow Staples employees on LinkedIn and other social media sites before the merger is finalized? Does this have any negative impact on my current job even if I’m not seeking other employment? Until the deal with Staples closes, we are competitors. There is no policy prohibiting connections through social media, however we do have policies that prohibit sharing of business information.

15.	Can customers use Staples coupons? While we cannot accept actual coupons, Office Depot will continue to honor its price match policy. Until the transaction has been approved and the merger completed, Office Depot and Staples will continue to operate independently, as completely separate companies, continuing to compete against one another.

16.	Can customers use Staples gift cards, credit cards, rewards or make a return from Staples at an Office Depot or OfficeMax store? No.

17.	Will the OfficeMax store conversions still continue? Yes. OfficeMax stores and our customers will benefit from the systems and hardware upgrades. Stores will experience increased bandwidth and customers will notice improved transaction speed at point of sale. When all stores are on one store operating system, we can ensure consistent inventory controls, metrics, reporting and communication.

18.	How will our 2015 Critical Priorities change as a result of this announcement? The thirteen Critical Priorities shared with you in December remain in place. The Leadership Team and Officers met at the beginning of March to sharpen our focus, and these leaders will share more details with associates in the coming weeks.

19.	Will Project Accelerator for Supply Chain still continue? Yes. Office Depot is committed to our 2015 critical priorities, including integration and synergies. Project Accelerator is central to the Supply Chain integration plan and will continue.

20.	What is the status of the three PowerMax locations? Are they still slated to close?
The three PowerMax locations are still slated to close sometime between the third quarter of 2015 and second quarter of 2016.

21.	Why are we not having integration planning prior to close? We are doing this to protect our company and our associates. We do not intend to begin integration planning with Staples until the transaction closes, which is anticipated to be by the end of the calendar year. The decision was made to have each company focus on operating its standalone businesses until the transaction receives all necessary approvals. Until the transaction closes, we will remain competitors and focused on our customers as we continue to operate our business independently.

22.	What role did Starboard play in Staples’ decision to acquire Office Depot?

Starboard played no role in our discussions or negotiations. Discussions began before Starboard disclosed becoming a Staples shareholder. Staples began discussions to acquire Office Depot in September 2014. This transaction was initiated by Staples and negotiated solely between Office Depot and Staples.

23.	Can associates trade stock? Yes, although from time to time there are “blackout” periods for officers and other associates who have access to certain financial and other non-public information about the Company, and so those officers and associates are prohibited from trading during those blackout periods. These officers and associates are routinely notified of such blackout periods via e-mail. In addition, the company’s Trading Window Calendar can be found on the Legal Department’s Intranet page. If you are uncertain about trading in the Company’s stock, please contact Darlene Henry at 561-438-4478, or Kevin Williams at 561-438-1094.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, risks related to Office Depot’s proposed merger with Staples, including satisfaction of the conditions of the proposed merger on the proposed timeframe or at all, contractual restrictions on the conduct of Office Depot’s business included in the merger agreement and the potential for loss of key personnel, disruption in key business activities or any impact on Office Depot’s relationships with third parties as a result of the announcement of the proposed merger; adverse regulatory decisions; unanticipated changes in the markets for Office Depot’s business segments; the inability to realize expected benefits from Office Depot’s European restructuring plan; unanticipated downturns in business relationships with customers; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and stockholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed transaction involving Office Depot and Staples. In connection with the proposed transaction, Staples will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include the proxy statement of Office Depot that also constitutes a prospectus of Staples. The definitive proxy statement/prospectus will be mailed to stockholders of Office Depot. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OFFICE DEPOT, STAPLES, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by Office Depot and Staples through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the definitive proxy statement/prospectus and other documents filed by Office Depot with the SEC by contacting Office Depot Investor Relations at 6600 North Military Trail, Boca Raton, FL 33496 or by calling 561-438-7878.

Office Depot and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Office Depot’s stockholders in respect of the proposed transaction that will be described in the proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from Office Depot’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, in Office Depot is set forth in Office Depot’s Annual Report on Form 10-K for the year ended December 28, 2013 and its Proxy Statement on Schedule 14A, dated March 24, 2014, which are filed with the SEC. Additional information regarding the interests of Office Depot’s directors and executive officers in the proposed transaction, which may be different than those of Office Depot’s stockholders generally, will be contained in the proxy statement/prospectus that will be filed with the SEC.